CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
OF DIVERSIFIED OPPORTUNITIES, INC.

Diversified Opportunities, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ‘‘Corporation’’),

DOES HEREBY CERTIFY:

1.

That Article One of the Certificate of Incorporation of the Corporation be deleted and replaced with the following:

“Article One

Name

The name of the Corporation shall be Sugarmade, Inc.”

2.

That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

3.

That said amendment was duly adopted by the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by obtaining the approval of a majority of the outstanding shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 24th day of June, 2011.

DIVERSIFIED OPPORTUNITIES, INC.

/s/ Scott Lantz
Scott Lantz
Chief Executive Officer